Exhibit 99.1
PeopleSupport Board Unable to Evaluate IPVG Corp. and AO Capital Partners
Revised Proposal Due to Lack of Evidence of Financing
LOS ANGELES, CA (January 31, 2008) – PeopleSupport, Inc. (Nasdaq:PSPT) (the “Company”), a leading offshore business process outsourcing (BPO) provider, today announced that its Board of Directors was unable to evaluate and has rejected the revised unsolicited proposal made by IPVG Corp. and AO Capital Partners to acquire PeopleSupport in an all cash transaction at $17 per share because IPVG and AO Capital were either unwilling or unable to provide any evidence which would have enabled PeopleSupport to assess the viability of the proposal or the entities’ ability to fund the purchase price for the transaction they proposed.
Based on publicly available information, PeopleSupport had concerns about IPVG’s and AO Capital’s ability to consummate the proposed transaction. IPVG is a public company listed on the Philippine Stock Exchange with a current market capitalization of approximately PhP 3.4 billion, or approximately $83 million, and assets of approximately PhP 1.4 billion, or approximately $31 million, as of September 30, 2007.
Lance Rosenzweig, PeopleSupport’s CEO and Chairman, commented that, “We were prepared to give serious consideration to the IPVG and AO Capital proposal, but our Board requested customary information from IPVG and AO Capital, as a prerequisite, which would enable us to evaluate whether IPVG and AO Capital could obtain the funds necessary to complete a transaction. Despite numerous requests, and our providing them with a non-disclosure agreement to protect any such information as they deemed confidential, they did not provide us with any evidence that they could obtain sufficient financing for this transaction.”
PeopleSupport intends to file a Form 8-K with the Securities and Exchange Commission, which will include all of the relevant correspondence about this matter.
Frank Perna, speaking on behalf of the PeopleSupport Board as the lead independent director said, “We remain focused on maximizing shareholder value, and we have been extremely patient and accommodating to enable IPVG and AO Capital to demonstrate their capability to consummate their proposed transaction. However, since they did not respond with any useful information, we have concluded that the interests of PeopleSupport and its stockholders are not served by further communications with IPVG and AO Capital and we have rejected their proposal.”

About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport’s services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,400 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 9,000 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.
PeopleSupport Contact:

Peter Hargittay
Director of Marketing & Investor Relations
T: 310.824.6182
F: 310.824.6299
phargittay@peoplesupport.com
www.peoplesupport.com
Joele Frank / Jamie Moser / Ariel LeBoff
Joele Frank, Wilkinson Brimmer Katcher
T: (212) 355-4449
F: (212) 355-4554
# # End # #